Exhibit 107

CALCULATION OF FILING FEE TABLES

F-1

SU Group Holdings Limited

Table 1: Newly Registered Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Units, each consisting of:		457(o)		$	$36,600,000.00	0.00013810	$5,054.46

Fees to be Paid	Equity	(i) One Pre-Funded Warrant	(1),(4)	Other				0.00013810	0.00

Fees to be Paid	Other	(ii) Two Warrants	(2),(4)	Other				0.00013810	0.00
Fees to be Paid	Equity	Class A Shares issuable upon exercise of the Pre-funded Warrants	(3),(4)	Other				$0.00013810	0.00

Fees to be Paid	Equity	Class A Shares issuable upon exercise of the Warrants	(4)	457(g)		$	$73,200,000.00	0.00013810	$10,108.92

Total Offering Amounts:							$109,800,000.00		$15,163.38
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$15,163.38

Offering Note(s)

(1)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

(2)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

(3)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

(4)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.